UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 15, 2011

ATRINSIC, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-12555	06-1390025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 7th Avenue, 10th Floor, New York, NY 10018
(Address of Principal Executive Offices/Zip Code)

(212) 716-1977
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 15, 2011, Atrinsic, Inc. (the “Company”) completed the sale of its building in Moncton, New Brunswick, Canada to P. Albert Investments Inc. and Denis Albert.  The transaction resulted in net cash proceeds to Atrinsic of approximately $645,000 USD.

Item 8.01	Other Information.

Potential Sale of Assets

The Company is currently negotiating the sale of certain legacy assets, including short codes, domain names, trademarks and databases, which are used in the Company’s subscription businesses.  Prior to the consummation of any sale transaction, the Company will need to obtain the requisite consent of the holders of its Secured Convertible Promissory Notes issued on May 31, 2011.  Please see the Company’s Current Reports on Form 8-K filed on June 1, 2011 and October 28, 2011 with the Securities and Exchange Commission for further information on the Company’s outstanding debt obligations.

Forward Looking Statements

Statements contained in this Current Report on Form 8-K may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the ability of the Company to obtain requisite third party consents and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  The forward-looking statements are made as of the date of this Current Report on Form 8-K, and the Company assumes no obligations to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atrinsic, Inc.

Date: December 20, 2011	By:	/s/ Nathan Fong
Nathan Fong
Chief Financial Officer